Exhibit 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into effective as of February 25, 2015 (the “Effective Date”), by and between KLX Inc., a Delaware corporation (the “Company”), and Gary J. Roberts (the “Executive”).

RECITALS

WHEREAS, BEA Logistics Services LLC, a Delaware limited liability company, now known as KLX Energy Services LLC (“KLXES”) entered into an Asset Purchase Agreement, dated March 13, 2014, by and among, KLXES, Vision Oil Tools, LLC, a Delaware limited liability company (“Vision Oil”), Vision Incentive, LLC, a Delaware limited liability company and certain other parties (the “APA”), pursuant to which KLXES acquired substantially all of Vision Oil’s assets;

WHEREAS, in connection with entering into the APA, KLXES entered into an employment agreement dated April 7, 2014 (the “Prior Employment Agreement”), pursuant to which, subject to the closing of the transactions contemplated by the APA, KLXES employed the Executive on a full-time basis;

WHEREAS, in connection with the spin-off of the Company (which included KLXES) from B/E Aerospace, Inc. a Delaware corporation (“B/E Aerospace”), the Company wishes to enter into new employment agreements with its executives, including the Executive;

WHEREAS, the Company wishes to employ the Executive and the Executive wishes to accept such employment on the terms and conditions hereafter set forth; and

WHEREAS, pursuant to the APA, the Executive is subject to Non-Competition, Non-Interference, and Confidentiality provisions from certain prior employment agreements, and such restrictive covenants, along with any and all remedies for the Executive’s breach of such provisions were specifically assigned to KLXES;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Executive and the Company are entering into the KLX 2015 Proprietary Rights Agreement, (the “2015 Proprietary Rights Agreement”), attached hereto as Exhibit A, and hereby incorporated by reference; and

WHEREAS, by virtue of the Executive’s position with the Company, the Executive will have regular access to and use of the Company’s confidential information and trade secrets, and the Company has a legitimate interest in protecting its confidential information and trade secrets by prohibiting the Executive from assisting, whether directly or indirectly, a competitor or competing with the Company for a reasonable period after the termination of the Executive’s employment.

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto, each intending to be legally bound, do hereby agree as follows:

1.                                      Employment.                      Unless otherwise terminated pursuant to the provisions of Section 4 hereof, the Company shall employ the Executive and the Executive shall perform services for and continue in the employment of the Company commencing on the Effective Date until the third anniversary of the Effective Date, and the Executive’s employment hereunder shall automatically be extended on the first anniversary date of the Effective Date and on each subsequent anniversary of the Effective Date for additional one (1) year periods until either the Company or the Executive gives the other party at least thirty (30) days’ written notice prior to the anniversary of the Effective Date of any such year of its or his desire to not renew the then current term of this Agreement, unless the Executive’s employment is terminated earlier pursuant to this Agreement as hereinafter set forth. For purposes of this Agreement, the term “Employment Period” shall mean the initial three (3) year period and all extensions thereof, if any, as aforesaid, provided that the Executive continues to be employed by the Company; provided, however that for the purposes of Section 4 of this Agreement, the Employment Period shall run through the last day of the then current Employment Period (assuming for this purpose the Executive’s continued employment through such last day).

2.                                      Position and Duties.                                     The Executive shall serve the Company in the capacity of Vice President and General Manager, Energy Services Group and (i) be accountable to the President of the Company, or his designee, and (ii) have such other powers, duties and responsibilities, consistent with this capacity, as may from time to time be prescribed by the President of the Company, or his designee. The Executive shall perform and discharge, faithfully, diligently and to the best of his ability, such powers, duties and responsibilities. The Executive shall devote all of his working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the parties hereto acknowledge and agree that the Executive may engage in the executive and operational management of Vision Oil and Vision Incentive as reasonably necessary to perform or comply with all covenants in the APA and any other certificate or agreement delivered in connection therewith and to dissolve and wind up the affairs of Vision Oil and Vision Incentive solely to the extent that such activities do not (x) materially interfere with the Executive’s performance of his duties and responsibilities hereunder or (y) result in a breach of the Executive’s non-competition obligations hereunder. The Executive may engage in business or investment activities not described in the preceding sentences of this Section only with the prior approval of the Board of Directors of the Company ( the “Board”), which such approval may be provided or withheld in the Board’s discretion.

3.                                      Compensation.

(a)                                 Salary.          During the Employment Period, the Executive shall receive a salary (the “Salary”) payable at the rate of Three Hundred Twenty Thousand Dollars ($320,000) per annum. Such rate may be adjusted from time to time by the Compensation Committee of the Board (the “Compensation Committee”); provided, however, that it shall at no time be adjusted below the Salary then in effect. The Salary shall be payable bi-weekly or in accordance with the Company’s then current payroll practices, less all required deductions. The Salary shall be prorated for any period of service less than a full year.

(b)                                 Incentive Bonus.    During the Employment Period, the Executive may receive a performance bonus of up to seventy-five percent (75%) of the Salary (the “Target Bonus”) as determined by the Compensation Committee in its sole discretion. The incentive bonus shall be paid in accordance with Company policy, but in no event later than March 15th of the year following the year in which it is earned.

(c)                                  Equity Awards.

(i)                                     During the Employment Period, the Executive shall be eligible to participate in the Company’s equity incentive plan as determined by the Compensation Committee in its sole discretion. The timing of any grant, form and amount of the equity awards shall be determined by the Compensation Committee in its sole discretion. The equity awards shall be granted pursuant to and subject to the terms of the Company’s Long-Term Incentive Plan (or any successor plan) and an award agreement to be entered into between the Company and the Executive.

(ii)                                  Notwithstanding any provision in the applicable award documents, and as additional consideration for the Executive’s restrictive covenants for the benefit of the Company set forth in Section 5 of this Agreement, the Executive’s time-vested equity awards shall, subject to applicable law, accelerate and become immediately vested and unrestricted and, as applicable, become immediately exercisable and remain exercisable through the remainder of their term following the occurrence of any of the following events (the “Accelerated Restricted Stock”): (A) the termination of the Executive’s employment without Cause pursuant to Section 4(e), (B) the Executive’s termination due to Incapacity pursuant to Section 4(c), (C) the Executive’s death, or (D) upon a Change of Control Termination (as defined in Section 4(f), below); provided, however, that if, pursuant to Section 4(h) below, the Company elects to exercise its option to retain the Executive as a consultant after the termination of the Executive’s employment, the Accelerated Restricted Stock shall vest and or become accelerated as fully set forth in Section 4(h) below. Nothing in this Section 3(c)(ii) shall alter the terms of any equity awards subject to performance-based vesting.

(d)                                 Expenses.                                          During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by him on behalf of the Company in accordance with the Company’s policies and procedures in effect from time to time. If the Executive’s employment with the Company is terminated for any reason, the Company shall reimburse the Executive for all reasonable business expenses incurred by him on behalf of the Company within two payroll periods of the Termination Date.

(e)                                  Benefits.                                                During the Employment Period, the Executive shall be entitled to participate in or receive benefits under any life or disability insurance, health, pension, retirement, accident, and other employee benefit plans, programs and arrangements made generally available by the Company to its employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements in effect from time to time. In accordance with the Company’s policies in effect from time to time applicable to the Executive, the Executive shall also be entitled to paid vacation in any fiscal year during the Employment Period as well as all paid holidays given by the Company to its employees.

4.                                      Termination and Compensation Thereon.

(a)                                 Termination Date.                                             Subject to the terms and conditions of this Agreement, the Executive’s employment pursuant to this Agreement may be terminated either by the Executive or the Company at any time and for any reason. The term “Termination Date” shall mean the date upon which the Executive’s employment is terminated (i) by his death, (ii) by his Incapacity (as defined in Section 4(c)), (iii) otherwise in accordance with this Agreement, or (iv) for any other reason, the Executive incurs a Separation from Service (as defined in Section 16(c)).

(b)                                Death.                    The Executive’s employment shall terminate upon his death. In such event, the Company shall, within thirty (30) days following the date of death, (i) pay to such person as the Executive shall have designated in a notice filed with the Company, or, if no such person shall have been designated, to the Executive’s estate, a lump-sum amount equal to the sum of (A) a prorated portion of 75% of the Executive’s then current Salary, with the prorated amount to be determined based on the number of days that the Executive was employed by the Company in the year during which the Termination Date occurs, (B) the Executive’s Salary for the remainder of the Employment Period, (C) the maximum annual contribution under the Company’s deferred compensation plan of seven and a half percent (7.5%) of the Executive’s total base salary and annual cash bonus (with such maximum amount to be determined in accordance with the terms of the applicable deferred compensation plan) that would have been made during the remainder of the Employment Period and (D) two (2) times the Executive’s Target Bonus, in the case of each of clauses (B), (C) and (D) at the rates in effect as of the Termination Date (the lump sum amount determined in accordance with this Section 4(b), the “Termination Amount”).

(c)                                  Incapacity.                                  If, in the reasonable judgment of the President of KLX, or his designee, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from his full-time duties as described hereunder for the entire period of six (6) consecutive months (“Incapacity”), the Executive’s employment shall terminate at the end of the six (6)-month period. In such event, upon the Termination Date, the Company shall pay to the Executive a lump sum payment equal to the Termination Amount. The lump sum payment shall be made within sixty (60) days following the Termination Date, provided, however, that prior to the payment date, the Executive or his designated appointee signs a waiver and release of claims agreement in the form provided by the Company in its discretion and such waiver and release becomes effective and irrevocable in its entirety prior to such date. If the waiver and release does not become effective and irrevocable on or prior to the payment date set forth in the preceding sentence, the Company shall have no further obligations pursuant to Sections 4(c) and 4(g). To the extent not already paid, the Company’s obligation to pay the Executive his Salary and benefits shall be reduced if the Executive subsequently takes other employment to the extent of the Executive’s salary and benefits from such subsequent employment. Any dispute between the President of KLX, or his designee, and the Executive with respect to the Executive’s Incapacity shall be settled by reference to a competent medical authority mutually agreed to by the President of KLX, or his designee, and the Executive, whose decision shall be binding on all parties.

(d)                                 Termination by the Company for Cause; Resignation by the Executive.

(i)                                     If the Executive’s employment is terminated by the Company for Cause or the Executive resigns his employment for any reason, the Company shall have no further obligations to the Executive hereunder after the Termination Date, except for unpaid Salary and benefits accrued through the Termination Date.

(ii)                                  For purposes of this Agreement, “Cause” means the Executive’s: (A) failure, refusal or neglect to perform and discharge his powers, duties (other than fiduciary duties, which shall be governed by the terms of subclause (D)), obligations or responsibilities as an employee of the Company, which refusal to perform such duties and responsibilities continues for more than thirty (30) days after written notice from the Company or one of its affiliates to perform such duties and responsibilities; (B) violation of Company policies; (C) breach of the terms of this Agreement or the 2015 Proprietary Rights Agreement; (D) breach of any fiduciary duties or duties of loyalty the Executive may have because of any position the Executive holds with the Company or any subsidiary or affiliate thereof; (E) conviction of, or plea of nolo contendere to, a felony or any other crime involving the Executive’s personal dishonesty or moral turpitude or that could reflect negatively upon the Company or any of its subsidiaries or affiliates; (F) indictment by a grand jury for acts detrimental to the Company’s best interests; or (G) engagement in willful misconduct (including any willful violation of federal securities laws), negligence, act of dishonesty, violence or threat of violence, in each case that would reasonably be expected to result in injury to the Company or any of its subsidiaries or affiliates.

(e)                                  Termination Without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. In such event, the Company shall pay to the Executive a lump sum payment equal to the Termination Amount; provided, however that if the Severance Payment (as defined in the Prior Employment Agreement) would exceed the Termination Amount (based on a calculation completed on the applicable Termination Date), the Executive shall be entitled to receive the value of the Severance Payment in lieu of the Termination Amount pursuant to this Section 4(e). The Termination Amount (or, if applicable the Severance Payment) shall be made on the sixtieth (60th) day following the Termination Date, provided, that prior to the payment date, the Executive signs a waiver and release agreement in the form provided by the Company and such waiver and release becomes effective and irrevocable in its entirety prior to such date. If the waiver and release does not become effective and irrevocable on or prior to the payment date set forth in the preceding sentence, the Company shall have no further obligations pursuant to Sections 4(e) and 4(g).

(f)                                   Change of Control.

(i)                                     If a Change of Control occurs during the Employment Period  and the Executive’s employment is terminated by the Company without Cause during the (2) year  period following the applicable Change of Control (a “Change of Control Termination”), the Company shall pay to the Executive a lump-sum amount equal to the Termination Amount. The lump sum payment shall be made within thirty (30) days following the Termination Date without any action by the Executive.

(ii)                                  For purposes of this Agreement, a “Change of Control” shall mean a “change in control event” within the meaning of the default rules under Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Section 409A”). The obligations of the Company pursuant to this Section 4(f) shall survive any termination of this Agreement or the Executive’s employment.

(g)                                  Benefit Continuation.                          If the Executive’s employment is terminated pursuant to Sections 4(c), 4(e) or 4(f), the Company shall provide the Executive and his eligible dependents with continued participation in medical, dental and health benefit plans available to the Company’s similarly situated employees on similar terms and conditions as active employees, from the Termination Date until (i) the end of the Employment Period; or (ii) the date the Executive becomes eligible for comparable benefits provided by a third party; provided, however, that the continuation of such benefits shall be subject to (x) the respective terms of the applicable plan, in effect from time to time, (y) the Executive being solely responsible for the tax consequences to him of such benefit continuation, and (z) and the timely payment by the Executive of his applicable share of the applicable premiums in effect from time to time. To the extent that reimbursable medical and dental care expenses constitute deferred compensation for purposes of Section 409A, the Company shall reimburse the medical and dental care expenses as soon as practicable consistent with the Company’s practice, but in no event later than the last day of the calendar year next following the calendar year in which such expenses were incurred.

(h)                                 Consulting Services.                                    Upon the Termination Date, and at the Company’s sole and absolute discretion, the Executive may be retained to act as a consultant of the Company for two (2) full years after the Termination Date (the “Consulting Period”). During the Consulting Period, the Executive shall make himself available to the Company as a consultant for up to forty (40) hours per month. The Executive may fulfill this obligation by making himself available telephonically, or through web-based conferencing, at the Company’s discretion. In consideration for the Executive’s availability and services during the Consulting Period and subject to the Executive’s performance of the same, the Company shall: (i) pay the Executive one-twenty fourth (1/24) of the Salary each month during the Consulting Period, payable in accordance with the Company’s ordinary payroll practices as established from time to time; and (ii) notwithstanding any provision in the applicable award documents, and subject to applicable law, the Accelerated Restricted Stock shall continue to vest during the Consulting Period upon the same schedule as such Accelerated Restricted Stock would have vested if the Executive remained employed by the Company, and the remaining Accelerated Restricted Stock shall accelerate and become immediately vested and unrestricted and, as applicable, become immediately exercisable and remain exercisable through the remainder of their term following the conclusion of the Consulting Period; provided, however, that the Executive shall have performed all of his obligations in this Section 4(h) and not breached any of his duties, obligations and covenants set forth in Section 5. Nothing in this Section 4(h) shall alter the terms of any equity awards subject to performance-based vesting.

5.                                      Noncompete; Nonsolicitation. During the Executive’s employment with the Company and for a period ending three (3) years following the Termination Date (the “Restricted Period”), the Executive shall not directly or indirectly:

(a)                                 with respect to any Competing Product or Service, compete in any manner (i) in those states within which the Company or KLXES performed any services in the twenty-four (24) months prior to the Termination Date, or (ii) within one hundred (100) miles of any location where the Company or KLXES performed any services in the twenty-four (24) months prior to the Termination Date (“Territory”). “Competing Product or Service” means (x) those products or services manufactured, developed, researched, sold, or provided by the Company or KLXES, or prior to the Employment Period under the Previous Employment Agreement, Vision Oil, including but not limited to, (A) land-based cased hole electric wireline services provided to the oil and gas industry, (B) fishing services provided to the oil and gas industry; (C) frac valve rental, (D) the provision of mission-critical turnkey accommodation systems and equipment rental to exploration and production companies in the oil and gas industry, and (E) the provision of rental tools, equipment and services to the oil and gas industry and (y) those products or services under development by the Company, KLXES and/or Vision Oil during the Executive’s employment with the Company, KLXES or Vision Oil of which he had knowledge, or any product or service competitive with or intended to compete with such products or services, or any product or service of the Company, KLXES and/or Vision Oil which the

Executive acquired knowledge of as a result of his employment with the Company, KLXES or Vision Oil;

(b)                                 own, be employed by, invest in, make loans to, operate, manage, control, participate in, consult with, or advise any entity that provides a Competing Product or Service with the Company or KLXES in the Territory. This covenant shall not prevent the Executive from having passive investments of less than five percent (5%) of the outstanding equity securities of any entity listed for trading on a national stock exchange (as defined in the Securities Exchange Act of 1934) or any recognized automatic quotation system;

(c)                                  within the Territory, contact, solicit business from, perform services for, or accept work or business from any clients or customers of the Company or KLXES and/or former clients or customers of Vision Oil with whom the Executive has worked or had contact during the Executive’s employment with the Company, KLXES and/or Vision Oil, or of whom the Executive had knowledge of due to his employment or access to the Company’s, KLXES’s and/or Vision Oil’s confidential information and/or trade secrets;

(d)                                 contact, solicit or accept contact from any clients, subcontractors, consultants, vendors, suppliers or independent contractors of the Company, KLXES and/or Vision Oil for the purpose of interfering with, causing, inviting, or encouraging any such persons or entities from altering or terminating their business relationship or association with the Company or KLXES. This applies to any clients, subcontractors, consultants, vendors, suppliers or independent contractors with whom the Executive has worked or had contact during his employment with the Company, KLXES and/or Vision Oil, or of whom the Executive had knowledge of due to his employment or access to the Company’s, KLXES’s and/or Vision Oil’s confidential information and/or trade secrets; or

(e)                                   contact, solicit or accept contact from any employee of the Company or KLXES for the purpose of interfering with their employment with the Company or KLXES, or inviting or encouraging them to terminate their employment with the Company or KLXES or which has the effect of altering or terminating their employment with the Company or KLXES.

6.                                      Extension of the Restricted Period. If the Executive breaches any provision of Section 5, the Executive agrees and acknowledges that the Restricted Period shall be extended by the time period of such breach.

7.                                      Remedies; Enforcement. The Executive agrees that the covenants set forth in Section 5 are necessary and reasonably limited in scope and duration to protect the Company’s and KLXES’s commercial interests, including, but not limited to, protection from unfair competition, disparagement, misappropriation, disclosure or use of its confidential information and/or trade secrets, and misuse or unauthorized use of the Company’s or KLXES’s work product/inventions. The Executive agrees and acknowledges that if the Executive violates any provision of Section 5 of this Agreement, the Company will have an inadequate remedy at law and will suffer continuing and irreparable injury to its business. The Company shall be entitled to enjoin the Executive from any breach or threatened breach of this Agreement and other applicable injunctive or equitable relief (without obtaining a bond or posting other security) and without the necessity of proving any actual damage or that monetary damages would not afford it an adequate remedy.

8.                                      Clawback. The Executive agrees and acknowledges that if he materially breaches any of his obligations, duties, or covenants set forth in Section 5 of this Agreement, the Company shall be entitled to clawback the initial restricted stock grant (and any shares of restricted stock of the Company granted, paid or distributed in connection with the spin-off) that was previously granted by B/E Aerospace (the “Restricted Stock Grant”) and any of the Accelerated Restricted Stock, as well as any proceeds the Executive has received for the sale of the Restricted Stock Grant and/or the Accelerated Restricted Stock. The Company’s remedies set forth in this Section 8 are in addition to, and not in lieu of, any other remedies to which the Company may be entitled.

9.                                      Amendments. No amendment to this Agreement or any schedule hereto shall be effective unless it is in writing and signed by each party hereto.

10.                               Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally (or upon refusal to accept delivery) or sent by overnight mail or three days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, to it at:

KLX Inc.

1300 Corporate Center Way

Wellington, FL 33414

Attention: General Counsel

If to the Executive, to him at:

Gary J. Roberts

PO Box D

Sheridan WY, 82801

11.                               Entire Agreement. This Agreement and the 2015 Proprietary Rights Agreement constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties. The non-solicitation and non-competition provisions in this Agreement, those in the 2015 Proprietary Rights Agreement, and those in the APA shall be deemed separate and distinct provisions and each of their respective terms and applicable time periods shall run concurrently in accordance with their respective terms for the benefit of the Company. This Agreement and the 2015 Proprietary Rights Agreement shall each be governed by the choice-of-law provisions set forth in each respective agreement. Except as provided in this Section 11, to the extent the 2015 Proprietary Right Agreement is determined to be inconsistent with this Agreement, the 2015 Proprietary Rights Agreement shall govern.

12.                               Headings. The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof

13.                               Counterparts. This Agreement may be executed in multiple counterparts (each of which is to be deemed original for all purposes). This Agreement may also be executed by delivery by facsimile or electronic mail of an executed counterpart of this Agreement. The parties hereto agree that the signature of any party transmitted by facsimile with confirmation of transmission or by electronic mail shall have binding effect as though such signature were delivered as an original.

14.                               Governing Law. This Agreement shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the State of Delaware.

15.                               Withholding. All payment(s) made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

16.                               Section 409A.

(a)                                 If any amounts that become due under Sections 3 or 4 of this Agreement constitute “nonqualified deferred compensation” within the meaning of Section 409A, payment of such amounts shall not commence until the Executive incurs a Separation from Service (as defined below) if and only if necessary to avoid accelerated taxation or tax penalties in respect of such amounts.

(b)                                 Notwithstanding any provision of this Agreement to the contrary, if the Executive is a Specified Employee (as defined below), he shall not be entitled to any payments upon a Separation from Service until the earlier of: (i) the date which is the first (1st) business day following the date that is six (6) months after the Executive s Separation from Service for any reason other than death; or (ii) the Executive’s date of death. The provisions of this Section 16(b) shall only apply if required to comply with Section 409A.

(c)                                  For purposes of this Agreement, “Separation from Service” shall have the meaning set forth in Section 409A(a)(2)(A)(i) and determined in accordance with the default rules under Section 409A. “Specified Employee” shall have the meaning set forth in Section 409A(a)(2)(B)(i), as determined in accordance with the uniform methodology and procedures adopted by the Company and then in effect.

(d)                                 It is intended that the terms and conditions of this Agreement comply with Section 409A. If any provision of this Agreement contravenes any regulations or Treasury guidance promulgated under Section 409A, or could cause any amounts or benefits hereunder to be subject to taxes, interest and penalties under Section 409A, the Company may, in its sole discretion and without the Executive’s consent, modify the Agreement to: (i) comply with, or avoid being subject to, Section 409A; (ii) avoid the imposition of taxes, interest and penalties under Section 409A; and/or (iii) maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A. This Section 16(d) does not create an obligation on the part of the Company to modify this Agreement and does not guarantee that the amounts or benefits owed under this Agreement will not be subject to interest and penalties under Section 409A.

(e)                                  Anything in this Agreement to the contrary notwithstanding, no reimbursement payable to the Executive pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of the Company covered by this Agreement shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, except to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A. No amount reimbursed during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year. The Executive may not liquidate or exchange the right to reimbursement of such expenses for any other benefits.

17.                               Enforceability; Waiver. The invalidity and unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of any other term or provision of this Agreement. The Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right that the Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. Similarly, the waiver by any party hereto of a breach of any provision of this Agreement by the other party will not operate or be construed as a waiver of any other or subsequent breach by such other party.

18.                               Contract Modification. Any provision of this Agreement held to be invalid or unenforceable, shall be severed or rewritten, and the remaining terms and provisions shall remain in full force and effect. A court shall rewrite any such provision to make it valid, lawful and enforceable while still, to the maximum extent possible, achieving the spirit and intent of the original provision. A provision shall be invalidated and severed only if it is impossible to revise it.

19.                               Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. This Agreement may be assigned by the Company. The Executive may not assign or delegate his duties under this Agreement.

20.                               Survival. The entitlement of the Executive and the obligations of the Company pursuant to Section 4 and the entitlement of the Company and the covenants, duties and obligations of the Executive pursuant to Section 5 and the 2015 Proprietary Rights Agreement, shall each survive any termination or expiration of this Agreement, or any termination or resignation of the Executive’s employment, as the case may be.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Employment Agreement as of the date first written above

EXECUTIVE

/s/ Gary J. Roberts
Gary J. Roberts

KLX INC.

By:	/s/ Roger Franks

Name:	Roger Franks

Its:	General Counsel, Vice President – Law and Human Resources

[Signature Page to Roberts Employment Agreement]

EXHIBIT A

KLX 2015 Proprietary Rights Agreement

KLX 2015 PROPRIETARY RIGHTS AGREEMENT

This Proprietary Rights Agreement (“Agreement”) is intended to set forth in writing my responsibility to KLX Inc. and/or any of its subsidiaries or affiliated businesses (collectively the “Company”) during my employment, consultancy, and/or tenure as an independent contractor with the Company and thereafter. I recognize that the Company is engaged in a continuous program of research, development and production respecting its business, present and future. As part of my employment, consultancy, and/or tenure as an independent contractor with the Company, I have certain obligations relating to business, confidential and/or proprietary information of the Company, as well as to inventions which I may develop during my employment, consultancy, and/or tenure as an independent contractor with the Company.

I acknowledge and agree that:

1.                                      Agreement, Effective Date.                                             This Agreement shall be effective on, the first day of my employment, consultancy, and/or tenure as an independent contractor with the Company and shall continue in effect throughout my employment, consultancy, and/or tenure as an independent contractor (the “Agreement Period”). As an inducement to and in consideration of my acceptance and/or continuation of employment, consultancy, and/or tenure as an independent contractor with the Company, and the Company’s compensating me for services and extending to me certain other benefits of a compensatory nature, but without any obligation on the Company’s part to continue such employment, compensation or benefits for any specified period whatsoever, I agree to protect, safeguard and maintain the integrity and confidentiality of the Company’s valuable assets and legitimate business interests in accordance with the terms and conditions set forth in this Agreement

2.                                      Confidentiality.           I will maintain in confidence and will not disclose or use, either during or after the Agreement Period, any “Proprietary Information”, whether or not in written form, except to the extent required to perform my duties on behalf of the Company. Proprietary Information means all of the following materials and information that I use, receive, have access to, conceive or develop or have used, received, conceived or developed, in whole or in part, in connection with my employment, consultancy, and/or tenure as an independent contractor with the Company:

(i)                                     Written materials of the Company;

(ii)                                  The names and information relating to customers and prospective customers of the Company and/or persons, firms, corporations or other entities with whom the Company has provided goods or services at any time, including contact persons, addresses and phone numbers, their characteristics and preferences and types of services provided to or received from those customers and prospective customers;

(iii)                               (The terms of various agreements between the Company and any third parties, including without limitation, the terms of customer agreements, vendor or supplier agreements, lease agreements, advertising agreements, fee arrangements, terms of dealing and the like;

(iv)                              Any data or database, trading algorithms or processes, or other information compiled by the Company, including, but not limited to,

customer lists, customer information, information concerning the Company, or any business in which the Company is engaged or contemplates becoming engaged, any company with which the Company engages in business, any customer, prospective customer or other person, firm or corporation to whom or which the Company has provided goods or services or to whom or which any employee of the Company has provided goods or services on behalf of the Company, or any compilation, analysis, evaluation or report concerning or deriving from any data or database, or any other information;

(v)                                 All policies, procedures, strategies and techniques regarding the services performed by the Company or regarding the training, marketing and sales of the Company, either oral or written. The Company’s internal corporate policies and practices related to its services, price lists, fee arrangements and terms of dealings with customers or potential customers or vendors. Information relating to formulas, records, research and development data, trade secrets, processes, other methods of doing business, forecasts and business and marketing plans;

(vi)                              Any other information, data, know-how or knowledge of a confidential or proprietary nature observed, used, received, conceived or developed by me in connection with my employment, consultancy, and/or tenure as an independent contractor by the Company, including and not limited to the Company’s methodologies, price strategies, price lists, costs and quantities sold, financial and sales information, including, but not limited to, the Company’s financial condition, business interests, initiatives, objectives, plans or strategies; internal information regarding personnel identity, skills, compensation, organizational charts, budgets or costs of individual departments, and the compensation paid to those working for or who provide services to the Company; and performance of investments, funds or portfolio companies, including any “track record” or other financial performance information or results;

(vii)                           All other non-public information regarding the amount and nature of the capital and assets owned or controlled by, or net worth of, the Company and/or any of the Company’s shareholders, members, partners, employees or investors; the investments made, directly or indirectly, by the Company (including, but not limited to, any partnerships, corporations or other entities in which the Company may invest and the assets which any of those entities acquires); the expected or actual rates of return or holding periods of any investment by the Company; the respective interest in any investment of any of its shareholders, members, partners or investors or the manner in which those interests are held; the identities of the other persons or entities who participate in any investment made by the Company; and financial statements, projections, budgets and market information;

(viii)                        All discoveries, software (including, without limitation, both source code and object code), models, drawings, photographs, specifications, trademarks, formulas, patterns, devices, compilations and all other proprietary know-how and technology, whether or not patentable or copyrightable, and all copies and tangible embodiments of any of the foregoing, and that have been or will be created for the Company by me, whether alone or with others;

(ix)                              The Company’s inventions, products, research and development, production processes, manufacturing and engineering processes, machines and equipment, finances, customers, marketing, and production and future business plans, information belonging to customers or suppliers of the Company disclosed incidental to my employment, consultancy, and/or tenure as an independent contractor and any other information which is identified as confidential by the Company; and

(x)                                 “Trade Secrets”, which shall include, but not be limited to, information regarding formulas, processes or methods that: (a) derive independent economic value, actual or potential, from not being generally known to or readily ascertainable by proper means, by other persons who can obtain economic value from its disclosure or use; and (b) is the subject of reasonable efforts by the Company to maintain its secrecy. “Trade Secrets” shall also include all other information or data that qualifies as a trade secret under applicable law.

3.                                      Inventions.

3.1                               Definition of Inventions used in this Agreement the term “Invention” means any new or useful art, discovery, contribution, finding or improvement, whether or not patentable, and all relatable know-how. Inventions include, but are not limited to, all designs, discoveries, formulas, processes, manufacturing techniques, semiconductor designs, computer software, inventions, improvements and ideas.

3.2                               Disclosure and Assignment of Inventions.

(i)                                     I will promptly disclose and describe to the Company all Inventions which I may solely or jointly conceive, develop, or reduce to practice during the Agreement Period (i) which relate, at the time of conception, development or reduction to practice of the Invention, to the Company’s business or actual or demonstrably anticipated research or development, (ii) which were developed, in whole or in part, on the Company’s time or with the use of any of the Company’s equipment, supplies, facilities or Trade Secrets, or (iii) which resulted from any work I performed for the Company (the “Company Inventions”). I assign all my right, title and interest worldwide in the Company Inventions and in all intellectual property rights based upon the Company Inventions. However, I do not assign or agree to assign any Inventions relating in any way to the Company business or demonstrably anticipated research and development which were made by me prior to my employment, consultancy, and/or tenure as an independent contractor with the Company, which Inventions, if any, are identified on Appendix “A” to this Agreement. Appendix “A” contains no confidential information. I have no rights in any Inventions other than the inventions specified in Appendix “A”. If no such list is attached, I have no such Inventions or I grant an irrevocable, nonexclusive, royalty-free, worldwide license to the Company to make, use and sell Inventions developed by me prior to my employment, consultancy, and/or tenure as an independent contractor with the Company.

(ii)                                  I recognize that Inventions relating to my activities while working for the Company and conceived or made by me, along or with others, within one (1) year after termination of the Agreement Period may have been conceived in significant part while I was retained by the Company. Accordingly, I agree that such Inventions shall be presumed to have been conceived during my employment, consultancy, and/or tenure as an independent contractor with the Company and assign such Inventions to the Company as a Company Invention unless and until I have established the contrary. I agree to disclose promptly in writing to the Company all Inventions made or conceived by me for one (1) year after the Agreement Period, whether or not I believe such Inventions are subject to this Agreement, to permit a determination by the Company as to whether or not the Inventions should be the property of the Company. Any such information will be received in confidence by the Company.

3.3                               Nonassignable Inventions. This Agreement does not apply to an invention which qualifies fully as a nonassignable invention under the laws of the state of Florida.

4.                                      Use and Return of Proprietary Information and Trade Secrets:

(i)                                     I agree that under no circumstance and at no time shall any of the Proprietary Information and Trade Secrets be taken from the Company’s premises and that under no circumstances and at no time shall any of the Proprietary Information and Trade Secrets be duplicated, in whole or in part, without the express written permission of the Company, which permission may be granted or denied in the Company’s sole and absolute discretion;

(ii)                                  I agree that, upon termination of my employment (if applicable) and/or tenure as an independent contractor with the Company for any reason (regardless of whether or not the Company retains me as a consultant) or at any other time upon the Company’s request, I shall return to Company, without retaining any copies, all Proprietary Information and Trade Secrets, as well as all other Company’s documents and other materials, which are in my possession regardless of the form in which any such materials are kept;

(iii)                               I covenant and agree that all right, title and interest in any Proprietary Information and Trade Secrets shall be and shall remain the exclusive property of the Company and shall be and hereby are vested and assigned by me to the Company. I agree to promptly disclose to the Company all Proprietary Information and Trade Secrets developed in whole or in part by me within the scope of this Agreement. In relation to my employment, consultancy, and/or tenure as an independent contractor or the performance of this Agreement, I have created or may create certain work product for the Company that may be copyrighted or copyrightable under the laws of the United States. To the extent that any such work product is created, I will be considered to have created a Work Made for Hire as defined in 17 U.S.C. § 101, and the Company shall have the sole right to the copyright. In the event that any such work product created by me does not qualify as a Work Made for Hire, I hereby assign the copyright and all rights, throughout the world, in and to the work product to the Company, as provided for in paragraph (v) below. I agree to turn over to the Company all physical manifestations of the Proprietary Information and Trade Secrets in my possession or under my control at the request of the Company;

(iv)                              I acknowledge that all documents, in hard copy or electronic form, received, created or used by me in connection with my employment, consultancy, and/or tenure as an independent contractor with the Company are and will remain the property of the Company. I agree to return all such documents (including all copies) promptly upon the termination of my employment, consultancy, and/or tenure as an independent contractor, certify that no other documents remain, and agree that, during or after my employment, consultancy, and/or tenure as an independent contractor, I will not, under any circumstances, without the written consent of the Company, disclose those documents to anyone outside the Company or use those documents for any purpose other than the advancement of the Company’s interests;

(v)                                 I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the work product (including Proprietary Information and/or Trade Secrets) and any rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem proper or necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such work product and any rights relating thereto, and testifying in a suit or other proceeding relating to such work product and any rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. In connection with my execution of this Agreement, I hereby irrevocably grant to the Company an irrevocable power of attorney designating and appointing the Company’s duly authorized officer as my agent and attorney in fact, should I become unable because of my mental or physical incapacity or for any other reason, to sign any documents with respect to any work product including, without limitation, permitting the Company to apply for or pursue any application for any United States or foreign patents or copyright registrations covering such work product. In connection with such power of attorney, I permit the agent to act for and on my behalf and stead to execute and file any papers, oaths and to do all other lawfully permitted acts with respect to such work product with the same legal force and effect as if executed or done by me.

5.                                      Competitive Employment. During the Agreement Period, including any extensions thereof (as applicable), I agree that I will not directly or indirectly own, manage, work for, provide services to, obtain financial interest in, control or participate in the ownership, management or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, director, agent, independent contractor or otherwise with any other corporation, partnership, proprietorship, firm, association or other entity that is engaged in any manner in the business of the Company.

I further agree that during the same period I will not directly or indirectly own, manage, work for, provide services to, obtain financial interest in, control or participate in the ownership, management or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, director, agent, independent contractor or otherwise with any business entity that is not engaged in the business of the Company in any market in which the Company conducts business or provides services where such other business entity could utilize or gain a business or economic advantage through the use of Confidential Information, Trade Secrets, my training by the Company, my relationship with the Company’s customers, suppliers, vendors, clients or investors or prospective customers, suppliers, vendors, clients or investors or the Company’s goodwill.

I may make passive investments in publicly traded entities not to exceed 3% of the outstanding voting securities of such public entity, provided, however, that such investment do not prevent me from abiding by this Agreement, including this Paragraph 5.

6.                                      Non-solicitation. During the Agreement Period and for a period of two (2) years thereafter, I will not solicit or encourage, or cause others to solicit or encourage, any employees, suppliers, vendors, or consultants of/to the Company to terminate their employment or other relationship, as applicable, with the Company.

7.                                      Acts to Secure Proprietary Rights. I agree to perform, during and after the Agreement Period, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in perfecting and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Inventions. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in the registration and enforcement of applicable patents and copyrights or other legal proceedings.

8.                                      No Conflicting Obligations. My performance of this Agreement does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me prior to my employment, consultancy, and/or tenure as an independent contractor with the Company. I will not disclose, induce, or permit the Company to, either directly or indirectly, use, any confidential or proprietary information or material belonging to any previous employer or other person or entity. I am not a party to any other agreement that will interfere with my full compliance with this Agreement. I will not enter into any agreement, whether written or oral, conflicting with the provisions of this Agreement.

9.                                      Survival. Notwithstanding the termination of the Agreement Period, this Agreement shall survive such termination and continue in accordance with its terms and conditions. Unless provided otherwise in a written contract with the Company, this Agreement does not in any way restrict my right or the right of the Company to terminate my employment, consultancy, and/or tenure as an independent contractor at any time, for any reason or for no reason.

10.                               Specific Performance. A breach of any of the promises or agreements contained herein will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law, and the Company shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages, if appropriate).

11.                               Waiver. The waiver by the Company of a breach of any provision of this Agreement by me will not operate or be construed as a waiver of any other or subsequent breach by me.

12.                               Severability. If any part of this Agreement is found invalid or unenforceable, that part will be amended to achieve as nearly as possible the same economic effect as the original provision and the remainder of this Agreement will remain in full force.

13.                               Governing Law. This Agreement will be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the state of Florida.

14.                               Entire Agreement. Except for the Employment Agreement between you and the Company, this Agreement and the Exhibits to this Agreement constitute the entire agreement between the parties relating to this subject matter and supersede all prior or simultaneous representations, discussions, negotiations and agreements, whether written or oral, except for prior proprietary rights agreements which shall for the period prior to the effective date of this agreement be deemed to be in addition to, and not in lieu of, this Agreement for such prior period. This Agreement may be amended or modified only with the written consent of both me and the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

15.                               Assignment. This Agreement may be assigned by the Company. I may not assign or delegate my duties under this Agreement without the Company’s prior written approval. This Agreement shall be binding upon my heirs, successors and permitted assignees.

EMPLOYEE

/s/ Gary J. Roberts
(Name)

Date:                  Feb. 25, 2015

Gary J. Roberts
(Printed Name)

KLX INC.

	By:	Roger Franks

Date: 2/25/2015

	Title:	General Counsel, Vice President –
Law and Human Resources

Appendix A to the 2015 Proprietary Rights Agreement